Exhibit 99.1

Splash Beverage Group Reports Record First Quarter 2022 Financial Results Revenues Increase 86% Year over Year with $4 Million in Gross Sales as Company Signs 12 New or Expanded Distribution Agreements

Fort Lauderdale, Florida, May 16, 2022 (GLOBE NEWSWIRE) — Splash Beverage Group, Inc. (NYSE American: SBEV) (“Splash” or the “Company”), a portfolio company of leading beverage brands, today reported financial results for the first quarter period ended March 31, 2022. Investors are encouraged to read the Company’s quarterly report on Form 10-Q which was filed with the Securities and Exchange Commissions (the “SEC”), contains additional information, and is posted at https://splashbeveragegroup.com/.

First Quarter Financial Performance

●	Gross sales for the first quarter were $4.1 million compared to $2.2 million in the prior year period, an increase of 86% over the prior year period. The increase in revenue were primarily due to increased sales from the single-serve wine business and increases in B2B and B2C ecommerce sales.
●	Company reports twelve new or expanded distribution/sales agreements with distributors or retailers.
●	Gross profit for the first quarter was $832K compared to $517K in the prior year period.
●	First quarter net loss from continuing operations was $5.7 million compared to $4.5 million in the prior year period. The increased difference was primarily due to expenses relating to non-cash items, share-based compensation, and increased marketing costs.
●	As of March 31, 2022, the company had total cash and cash equivalents of $8.5 million, compared with $4.2 million at December 31, 2021.

Robert Nistico, Splash Beverage Group’s Chairman and CEO, commented, “Our 2022 first quarter results demonstrate how we are effectively executing our business strategy of acquiring and expanding undervalued beverage brands within our growing distribution system. Since our announcement in November 2021, when we reported our transformational agreement with AB ONE distributors, we have added 15 new distribution agreements, with 12 agreements in the first quarter alone. This has helped drive gross sales growth to a record $4.1 million in the first quarter, a significant increase over the prior year period as well as strong sequential growth from the fourth quarter of 2021. These agreements include TapouT Performance Drink where we will see the impact in Q2 as it takes time to set up and physically ship to new distributors.

“During the first quarter we also significantly strengthened our balance sheet with an $8 million capital raise under our existing shelf registration statement. The cash provided from this offering will help finance our ongoing operations and inventory needs to fuel future growth needs. At the end of the quarter, we still had more than $8 million in cash and less than $1 million in long term liabilities. We believe we are well positioned to benefit from the strong growth of the categories we compete in and consumer acceptance.”

About Splash Beverage Group, Inc.

Splash Beverage Group, an innovator in the beverage industry, owns a growing portfolio of alcoholic and non-alcoholic beverage brands including Copa di Vino wine by the glass, SALT flavored tequilas, Pulpoloco sangria, and TapouT performance hydration and recovery drink. Splash’s strategy is to rapidly develop early-stage brands already in its portfolio as well as acquire and then accelerate brands that have high visibility or are innovators in their categories. Led by a management team that has built and managed some of the top brands in the beverage industry and led sales from product launch into the billions, Splash is rapidly expanding its brand portfolio and global distribution.

For more information visit:

www.SplashBeverageGroup.com

www.copadivino.com

www.drinksalttequila.com

www.pulpo-loco.com

www.tapoutdrinks.com

Forward-Looking Statement

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements and factors that may cause such differences include, without limitation, the risks disclosed in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2022, and in the Company’s other filings with the SEC. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

Contact Information:

Splash Beverage Group

Info@SplashBeverageGroup.com

954-745-5815